Exhibit 99.5

                              Contact Information:

                              Tom Cady
                              Hyperion Communications
                              412-220-5161

                              Jim Crawford
                              Crawford Public Relations
                              703-715-0844


FOR IMMEDIATE RELEASE

HYPERION COMMUNICATIONS SELECTS CALL TECHNOLOGIES, INC.'S CALL COURIER ENHANCED VOICE MESSAGING PLATFORM

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COUDERSPORT, Pa., DECEMBER 16, 1998 - Hyperion Communications selected Call
Technologies, Inc., a leading provider of network-based enhanced services and operational support systems, to provide voice, fax and unified messaging services for its customers. Hyperion, a competitive local exchange carrier
(CLEC) will immediately begin to implement Call Technologies' Call Courier messaging in all its markets.

Hyperion designs, constructs and manages state-of-the-art fiber optic networks that serve as the backbone for the company's robust array of services, including local dial tone, long distance, dedicated access, high-speed data and Internet services. Hyperion is significantly enhancing its product line, and Call Courier voice messaging will be the latest addition to Hyperion's suite of communications services.

"Hyperion chose Call Technologies' Call Courier platform in order to give our customers a state-of-the-art voice messaging solution," said Tom Cady, Hyperion's Vice President of Marketing and Sales. "Call Courier's open-systems approach, compatibility with traditional systems, and many unique features surpassed other platforms we evaluated."

"The Call Courier service creation platform will enable us to rapidly deploy new messaging capabilities such as Unified Messaging to our customers," added Hyperion's Cady. "Hyperion plans to provide additional enhanced services to our customers in the future, and as we do, we will look to Call Technologies."

"We are very pleased to welcome Hyperion as a Call Courier customer," said Rich LaPerch, Call Technologies' Vice President and General Manager. "With the explosive growth of the CLEC industry attracting increasing numbers of market entrants, leaders such as Hyperion are aggressively seeking ways to differentiate themselves in the market while at the same time controlling costs. Call Courier gives Hyperion that edge - superior product benefits that customers want, without the high cost of legacy systems."


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Hyperion Selects Call Technologies' Call Courier Platform
December 16, 1998
Page 43 of 2
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         Hyperion Communications currently is constructing a super-regional, fully redundant, fiber optic network serving the eastern half of the United States. This network is being formed through the interconnection of Hyperion's existing markets with more than 50 new markets. Call Technologies has completed its first installation of Call Courier for Hyperion in Charlottesville, Virginia. An additional 45 markets will be added by mid-1999.



         The Call Courier Universal Messaging platform is a hardware-independent, open-systems software package that provides cost-effective messaging solutions. These features give carriers the freedom to deploy an advanced messaging service on virtually any equipment and to quickly introduce new features. Call Courier can even emulate a legacy system user interface, so that users who are accustomed to a legacy system can use the same procedures for accessing or leaving voice messages.



         Hyperion Communications is a publicly traded company (NASDAQ:HYPT) that is a subsidiary of Adelphia Communications Corporation, one of the largest U.S. cable television companies. Hyperion currently operates 20 networks serving 46 geographic markets in the eastern half of the United States. Visit Hyperion's web site at www.hyperioncom.net.



         With offices in Reston, Va., Call Technologies, Inc. is a leading provider of hardware-independent, value-added enhanced service software and operational support systems to major telecommunications companies. Call Technologies also provides comprehensive messaging and provisioning, verification and notification systems. Visit Call Technologies' web site at www.calltec.com.